Exhibit 99.1

For more information, contact:

Dean D. Durbin

Vertis

President

Chief Executive Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Chief Financial Officer

(410) 361-8352

Emily Agan

or Maria Amor

Formula

(619) 234-0345

FOR IMMEDIATE RELEASE

VERTIS INC. ANNOUNCES 2006 FIRST QUARTER EARNINGS

BALTIMORE (May 1, 2006) – Vertis, Inc. (“Vertis” or the “Company”), announced today results for the three months ended March 31, 2006.

Net sales

Net sales amounted to $358.5 million in the first quarter of 2006 versus $353.9 million in the first quarter of 2005, an increase of $4.6 million or 1.3 percent.

The revenue increase was the result of increased Direct Mail sales partially offset by a decline in Premedia net sales. The increase in Direct Mail net sales was $9.9 million, or 12.6 percent, largely due to increased volume and improved pricing, which includes product, customer and equipment mix (“Pricing”). Advertising Inserts net sales were essentially flat versus 2005. Included in “Corporate and Other” is the decline in Premedia net sales which amounted to $5.6 million.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA amounted to $26.8 million in 2006 versus $19.4 million in 2005. The Company incurred $2.9 million less in restructuring charges in the first quarter of 2006 versus 2005. Excluding the restructuring charges, EBITDA amounted to $33.4 million in 2006 versus $28.9 million in 2005, an increase of $4.5 million or 15.6 percent.

Advertising Inserts EBITDA excluding restructuring charges was $23.2 million and $19.7 million in 2006 and 2005, respectively, an increase of $3.5 million, or 17.8 percent. The increase in Advertising Inserts EBITDA was primarily the result of lower costs. Improved Pricing in inserts mitigated a modest decline in volume. Direct Mail EBITDA excluding restructuring charges was $10.4 million in 2006 compared to $9.4 million in 2005, an increase of $1.0 million, or over 10 percent due to increased volume and improved Pricing.

Net loss

The net loss in the first quarter of 2006 was $21.5 million versus a net loss of $129.9 million in the first quarter of 2005. The first quarter 2006 net loss included a $1.7 million cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards 123R, “Share-Based Payments” (“SFAS 123R”). The net loss in the first quarter of 2005 included $101.3 million in losses from discontinued operations.

Commenting on the first quarter, Dean D. Durbin, President and Chief Executive Officer stated, “Our direct mail business posted good top-line growth which carried through to double digit EBITDA growth. Solid expense management continues to be a major focus as evidenced by the 18 percent EBITDA growth in Advertising Inserts, which was largely due to lower costs.”

Mr. Durbin went on to note, “As we continue to drive for top-line growth, we remain equally focused on lowering costs and improving our operating efficiencies.”

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Liquidity

The Company ended the quarter with $85 million available on its $200 million revolving credit facility. EBITDA calculated for covenant purposes was $188.2 million or $28.2 million above the minimum requirement.

Accounting Change

The Company adopted SFAS123R on January 1, 2006. SFAS 123R requires the recognition of compensation expense on all share-based payments to employees, including grants of employee stock options and restricted stock. The applicability to the Company related to retained shares and rights to common stock held by certain employees of the Company that contain “put” rights. The Company adopted the provisions of SFAS 123R as a cumulative effect adjustment of approximately $1.7 million.

Conference Call

Vertis will be holding a conference call on Tuesday, May 2, 2006 at 11:00 EST, to discuss earnings for the three months ended March 31, 2006. Dean D. Durbin, President and Chief Executive Officer, will host the conference call at 888.316.9407 or 1.517.308.9008 for international callers and the passcode confirmation is VERTIS Q1. A recording of the call will be available for review for one week at 800.867.1929 or 1.203.369.3839 for international callers.

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Vertis, Inc. and Subsidiaries

Balance Sheet Data

In thousands

	March 31,	December 31,
	2006	2005
	(Unaudited)

Total current assets	$194,369	$235,195
Property, plant and equipment, net	329,341	336,665
Goodwill	249,683	249,683
Other long-term assets	46,018	51,096
Total assets	819,411	872,639

Total current liabilities	256,952	309,259
Long-term debt	1,071,045	1,049,059
Other long-term liabilities	38,864	40,199
Total liabilities	1,366,861	1,398,517

Total stockholder’s deficit	(547,450)	(525,878)
Total liabilities and stockholder’s deficit	$819,411	$872,639

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

In thousands

	Three months
	ended March 31,
	2006	2005
	(Unaudited)

Net sales	$358,494	$353,889
Operating expenses:
Costs of production	285,915	284,853
Selling, general and administrative	37,294	38,156
Restructuring charges	6,617	9,517
Depreciation and amortization of intangibles	14,342	15,503
	344,168	348,029
Operating income	14,326	5,860
Other expenses:
Interest expense, net	32,250	32,287
Other, net	1,882	1,965
	34,132	34,252
Loss from continuing operations before income tax expense and cumulative effect of accounting change	(19,806)	(28,392)
Income tax expense	75	258
Loss from continuing operations before cumulative effect of accounting change	(19,881)	(28,650)
Loss from discontinued operations		(101,278)
Cumulative effect of accounting change	(1,654)
Net loss	$(21,535)	$(129,928)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

In thousands

	Three months
	ended March 31,
	2006	2005
	(Unaudited)

Net cash provided by (used in) operating activities	$14,367	$(186)

Net cash used in investing activities	(10,895)	(7,889)

Net cash (used in) provided by financing activities	(3,373)	9,698

Effect of exchange rate changes on cash	(37)	697
Net increase in cash and cash equivalents	62	2,320
Cash and cash equivalents at beginning of period	1,828	2,638
Cash and cash equivalents at end of period	$1,890	$4,958

Vertis, Inc. and Subsidiaries

Rollforward of Long-term Debt

(Unaudited)

In thousands

Long-term debt as of December 31, 2005	$1,049,059

Revolver activity net borrowing	20,996

Accretion of discount	990

Long-term debt as of March 31, 2006	$1,071,045

Segment Information:

The following is information regarding the Company’s segments:

		Three months ended
		March 31,
(in thousands)		2006	2005
		(Unaudited)

Net sales	Advertising Inserts	$237,329	$237,141
	Direct Mail	88,331	78,392
	Corporate and Other	34,043	39,096
	Eliminations	(1,209)	(740)
	Consolidated	$358,494	$353,889

EBITDA	Advertising Inserts	$20,271	$15,945
	Direct Mail	10,161	8,218
	Corporate and Other	(3,646)	(4,765)
	Consolidated EBITDA	26,786	19,398
	Depreciation and amortization of intangibles	14,342	15,503
	Interest expense, net	32,250	32,287
	Income tax expense	75	258
	Consolidated loss from continuing operations before cumulative effect of accounting change	$(19,881)	$(28,650)

Restructuring charges	Advertising Inserts	$2,924	$3,800
	Direct Mail	298	1,199
	Corporate and Other	3,395	4,518
	Consolidated	$6,617	$9,517

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Reconciliation of EBITDA to EBITDA, excluding restructuring charges:

	Three months ended
	March 31,
(in thousands)	2006	2005	Variance
	(Unaudited)

Advertising Inserts
EBITDA	$20,271	$15,945	$4,326
Restructuring charges	2,924	3,800	(876)
EBITDA, excluding restructuring charges	$23,195	$19,745	$3,450

Direct Mail
EBITDA	$10,161	$8,218	$1,943
Restructuring charges	298	1,199	(901)
EBITDA, excluding restructuring charges	$10,459	$9,417	$1,042

Corporate and Other
EBITDA	$(3,646)	$(4,765)	$1,119
Restructuring charges	3,395	4,518	(1,123)
EBITDA, excluding restructuring charges	$(251)	$(247)	$(4)

Consolidated
EBITDA	$26,786	$19,398	$7,388
Restructuring charges	6,617	9,517	(2,900)
EBITDA, excluding restructuring charges	$33,403	$28,915	$4,488

EBITDA represents the sum of income (loss) from continuing operations before cumulative effect of accounting change, net interest expense, income taxes, depreciation and amortization of intangible assets. The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance. We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”). You should not consider it as an alternative to income (loss) from continuing operations before cumulative effect of accounting change as a measure of operating performance. Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. The most comparable measure to EBITDA in accordance with GAAP is income (loss) from continuing operations before cumulative effect of accounting change. A reconciliation of EBITDA to income (loss) from continuing operations before cumulative effect of accounting change is included in the table below.

	Three months ended
	March 31,
(in thousands)	2006	2005
	(Unaudited)

Consolidated loss from continuing operations before cumulative effect of accounting change	$(19,881)	$(28,650)
Depreciation and amortization of intangibles	14,342	15,503
Interest expense, net	32,250	32,287
Income tax expense	75	258

EBITDA	$26,786	$19,398

About Vertis

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment. Headquartered in Baltimore, Md., with facilities throughout the U.S., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide. To learn more about Vertis, visit www.vertisinc.com.

This press release and conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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